Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS Q2 2006 RESULTS

Net Income up 4% in Q2 2006, Net Cost to Originate down 22%,

Loans On-Balance Sheet up 16% from 2005

SAN DIEGO, August 9—Accredited Home Lenders Holding Co. (NASDAQ: LEND), a mortgage company specializing in non-prime residential mortgage loans, today announced results for the quarter ended June 30, 2006.

Net income for the quarter ended June 30, 2006 was $41.2 million, or $1.84 per share on a fully-diluted basis, an increase of 4.2% over net income of $39.6 million for the comparable period in 2005. Total net revenues for the quarter increased by 6.6% to $153.2 million from $143.7 million for the comparable period in 2005.

Chairman and CEO James Konrath said, “We are pleased with profit and cost results in the second quarter and the first half of 2006 that presented some of the most challenging market conditions in recent memory. Our unwavering commitment to originating profitable loans at the lowest cost continues to generate margins that act as a counterweight to continuing intense price competition, fluctuating secondary market appetites, and higher funding costs.”

Mr. Konrath added, “During the second quarter, we were also very pleased to announce signing a definitive agreement to acquire Aames Investment Corporation, a 52-year old non-prime mortgage company. We anticipate that the combined company will nearly triple Accredited’s retail presence, provide significant cost and operational synergies, and improve scale throughout the origination and servicing operations. Equally important is that the Aames transaction will bring a cadre of experienced non-prime mortgage professionals to join the 2,900 world-class employees at Accredited.”

Second Quarter Operational Highlights

•	Net cost to originate for the quarter was 1.34%, an improvement of 39 basis points from the same period last year and the lowest in the company’s history that was previously achieved in the fourth quarter of 2005.

•	Loans on-balance sheet reached $9.5 billion at June 30, 2006, an increase of $1.3 billion, or 15.6%, from June 30, 2005.

•	Net interest income after provision (interest income less interest expense and provision for losses) of $65.0 million, compared to $54.9 million in Q2 2005, an increase of 18.4%. As a percentage of total net revenues, net interest income after provision was 42.4% in Q2 2006.

•	Mortgage origination volume of $4.08 billion in Q2 2006, compared to $4.14 billion in Q2 2005, a decrease of 1.5%.

•	The company signed a definitive agreement on May 24 to acquire Aames Investment Corporation (NYSE: AIC). On June 23, the company purchased the assets of the wholesale operation of Aames for a cash price of $4 million. The integration of the wholesale platform, which added 65 employees at the end of the second quarter, began on June 26 and was completed on July 10 with an additional 94 employees joining Accredited’s wholesale operation.

Financial Summary ($000)

	Q2 2006	% Change from Q2 05	YTD 2006	% Change from YTD 05
Total Net Revenues	$153,167	6.6%	$294,862	10.6%
Total Expenses	81,150	8.0%	159,810	11.6%

Income before Income Taxes and Minority Interest	$72,017	5.0%	$135,052	9.3%

Net Income	$41,250	4.2%	$77,073	8.8%

The 6.6% increase in total net revenues from Q2 2005 to Q2 2006 resulted primarily from an increase in the portfolio and higher whole loan sales, which were partially offset by a lower gain on sale of loans. Net interest income after provision increased 18.4% from $54.9 million in Q2 2005 to $65.0 million in Q2 2006, primarily due to the larger loan portfolio, partially offset by a lower net interest margin percentage. While the weighted average coupon increased during the quarter, it was more than offset by higher cost of funds. The increase in the size of the loan portfolio from Q2 2005 resulted primarily from four large quarterly securitizations structured as financings. Provision for losses decreased 27.8% from Q2 2005 to Q2 2006 due primarily to lower growth in loans held for investment, which was $46.3 million this quarter, compared to $611.9 million for the same period in 2005. However, the reserve balance on loans held for investment increased in dollars and as a percentage of the principal balance outstanding from last year and the last quarter. The reserve rate is now 1.6%, compared to 1.4% at June 30, 2005 and 1.5% at March 31, 2006.

The gain on sale of loans decreased 4.6% from $84.5 million in Q2 2005 to $80.7 million in Q2 2006 primarily due to lower premiums, offset in part by higher volume of whole loan sales. The company’s average whole loan premiums, net of hedging, decreased from 3.12% in Q2 2005 to 2.30% in Q2 2006. Additional detail on this calculation can be found in the Financial Summary at the end of this release.

Total operating expenses increased 8.0% from $75.1 million in Q2 2005 to $81.1 million in Q2 2006 primarily to support the increase in the serviced loan portfolio. Salaries, wages and benefits expense decreased by 0.8% from $49.7 million in Q2 2005 to $49.3 million in Q2 2006 due to the decrease in incentive compensation associated with the lower value per loan originated. General, administrative, and other expenses increased by 25.4% from $25.4 million in Q2 2005 to $31.9 million in Q2 2006 because of the increase in the serviced loan portfolio, increased depreciation expense due to additional investment in technology, increased leasing costs associated with expansion of five wholesale origination centers and the San Diego headquarters’ office, and higher marketing expenses supporting increased production from the retail channel.

Loan Originations

The company originated $4.08 billion of mortgage loans for the quarter ended June 30, 2006, compared to $4.14 billion of mortgage loan originations in Q2 2005, a decrease of 1.5%. Volume from the retail channel grew from $363.7 in Q2 2005 million to $518.7 million for the same period in 2006, an increase of 42.6%.

Wholesale and retail originations for the quarter represented 87% and 13% of total loan production, respectively, reflecting a higher growth rate in the retail channel.

The company’s net cost to originate mortgage loans was 1.34% for the quarter ended June 30, 2006 compared to 1.73% in Q2 2005. Management believes this measurement is beneficial to investors because it provides a measurement of the efficiency of the loan origination process. Additional detail on the calculation of net cost to originate can be found in the Financial Summary at the end of this release.

Loan Dispositions

During Q2 2006, $3.7 billion of mortgage loans were sold in whole loan sales for cash, and the company issued $1.4 billion in asset-backed bonds. Mortgage loans totaling $1.1 billion were delivered into the securitization structured as a financing. The $352.3 million difference between the asset-backed bonds issued and the loans delivered through June 30 is reflected as restricted cash. In July, $173.3 million additional collateral in the form of mortgage loans was delivered to the securitization, and the remaining amount to complete the securitization will be delivered in August. At the end of the quarter, $315.7 million of mortgage loans were held for additions to the long-term portfolio, and $1.6 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio, including $73.5 million of liquidating off-balance sheet securitizations, totaled $9.5 billion at June 30, 2006. The serviced portfolio increased 14.9% from $8.3 billion at June 30, 2005. This was primarily due to the company’s quarterly securitization program. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 3.76% of the serviced portfolio at June 30, 2006, compared to 2.47% at December 31, 2005 and 1.79% at June 30, 2005. In spite of the increase, delinquency levels remain within management’s expectations and continue to be substantially below published industry averages.

Liquidity

The company had approximately $5.2 billion in warehouse credit capacity at June 30, 2006. At the end of June, the company had used $1.6 billion of the available capacity. The company had $316.4 million in available cash and additional liquidity at June 30, 2006.

Adjusted Leverage

In managing its capital structure, the company adds its REIT subsidiary preferred stock, which is reflected as a minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio, which was 12.2 times at June 30, 2006. Additional detail concerning the company’s leverage measures can be found in the Financial Summary at the end of this release

Business Outlook

The following statements are forward-looking and actual results may differ materially from those projected or contemplated in this release. For a more complete description of certain risk factors that may impact actual results, please see the Forward-Looking Statements section of this news release and the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”).

Earnings Guidance for 2006

The company revises its full year 2006 earnings per fully-dilutive share guidance to a range of $4.50 to $5.00. As reported in May 2006, the company anticipates the dilutive impact of the Aames merger on earnings per share in 2006 to be in the range of $1.00 to $1.35, depending on the closing date. The most significant items in further revising the 2006 forecast include:

•	Lower than anticipated origination volume

•	Net gain on whole loan sales below previous expectations

The forecast for the balance of the year assumes:

•	Completion of the Aames acquisition in early October

•	Implementation of more competitive pricing in the company’s wholesale platform resulting in:

•	Lower net gains on whole loan sales

•	Year-over-year volume growth

•	Steady net cost to originate

Conference Call

Accredited will host a conference call for analysts and investors on August 9, 2006 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to discuss the company’s financial results for the second quarter of 2006. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s website – http://investors.accredhome.com. A replay of the conference call will be archived on the website.

Forward Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s planned acquisition of Aames Investment Corp. and the separate acquisition of Aames wholesale business in connection therewith; the synergies, economies of scale and employee gains resulting from those acquisitions; the expected completion date for the company’s merger with Aames; the company’s expected net earnings for the full year 2006; the projected dilution resulting from the Aames merger; the company’s projected growth in loan originations; the gains the company receives in connection with its whole loan sales; the company’s ability to reduce costs, including costs to originate; the credit quality of the company’s loan portfolio; the company’s outlook on the competitive and regulatory environments, generally, and the impact that those environments will have on weighted average coupons, margins and whole loan sale premiums. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the ability of the company to close its merger with Aames and the timing of the closing, if at all; the ability of the company to achieve synergies, economies of scale, and employee gains following the completion of the merger; interest rate volatility and the level of interest rates generally; the nature and amount of competition, the availability of alternative loan products not offered by the company, and the nature and characteristics of the loans originated by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the period ended December 31, 2005, its report on Form 10-Q for the first quarter of 2006, and other documents filed with the SEC.

Additional Information

On July 14, 2006, in connection with the pending merger transaction, Accredited Home Lenders Holding Co. (“Accredited”) filed with the SEC a Registration Statement on Form S-4 containing a Proxy Statement / Prospectus for the stockholders of Aames Investment Corporation (“Aames”) and the stockholders of Accredited. Stockholders are urged to read the Registration Statement and the Proxy Statement / Prospectus, as well as all other relevant documents filed or to be filed with the SEC, because they contain important information about Accredited, Aames and the proposed transaction. The Registration Statement was declared effective by the SEC on July 26, 2006, and the final Proxy Statement / Prospectus has been mailed to stockholders of Aames and stockholders of Accredited. Stockholders are able to obtain the Registration Statement, the Proxy Statement / Prospectus and any other relevant filed documents for free at the SEC’s website (www.sec.gov). These documents can also be obtained for free from Accredited by directing a request to Investor Relations, 15090 Avenue of Science, San Diego, CA 92128.

Accredited, Aames and their respective directors and officers may be deemed to be participants in the solicitation of approvals from Aames stockholders in respect of the proposed transaction. Information regarding the participants of Accredited and Aames is available in the Proxy Statement / Prospectus, which was filed with the SEC. Additional information regarding the interests of such participants was included in the Registration Statement containing the Proxy Statement / Prospectus that was filed with the SEC.

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the United States and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Income Statement:
Interest income	$205,050	$141,154	$399,507	$266,047
Interest expense	(126,976)	(68,124)	(239,111)	(122,451)

Net Interest income	78,074	73,030	160,396	143,596
Provision for losses	(13,062)	(18,100)	(29,599)	(30,950)

Net interest income after provision	65,012	54,930	130,797	112,646
Gain on sale of loans	80,673	84,520	151,226	145,895
Other income	7,482	4,232	12,839	8,179

Total net revenues	153,167	143,682	294,862	266,720

Salaries, wages and benefits	49,274	49,696	96,800	92,123
General, administrative, and other expenses	31,876	25,421	63,010	51,048

Total operating expenses	81,150	75,117	159,810	143,171

Income before income taxes and minority interest	72,017	68,565	135,052	123,549
Income tax provision	28,272	26,499	52,990	47,701
Minority interest - dividends on preferred stock of subsidiary	2,495	2,494	4,989	4,989

Net income	$41,250	$39,572	$77,073	$70,859

Basic earnings per share	$1.90	$1.89	$3.57	$3.39

Diluted earnings per share	$1.84	$1.81	$3.45	$3.24

Weighted average shares outstanding:
Basic	21,676	20,982	21,615	20,917

Diluted	22,358	21,872	22,336	21,860

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Other Data:
Originations:
Wholesale	$3,560,504	$3,775,726	$6,695,171	$6,685,556
Retail	518,691	363,695	971,565	683,738

Total mortgage loan originations	$4,079,195	$4,139,421	$7,666,736	$7,369,294
Weighted average coupon rate of mortgage loan originations	8.47%	7.64%	8.51%	7.61%
Weighted average credit score (1)	638	638	637	638
Loan sales and securitizations:
Whole loan sales	$3,674,723	$2,831,815	$6,715,256	$4,936,782
Mortgage loans securitized	1,050,076	1,007,809	2,053,827	1,925,038

Total loan sales and securitizations	$4,724,799	$3,839,624	$8,769,083	$6,861,820
Net profit margin on whole loan sales:
Gain on whole loan sales (2)	1.96%	3.16%	1.97%	3.06%
Net gain (loss) on derivatives (2)	0.34%	-0.04%	0.24%	0.12%

Net premium received on whole loan sales (2)	2.30%	3.12%	2.21%	3.18%
Net origination points and fees	0.80%	0.34%	0.78%	0.36%
Loan origination expenses	-2.14%	-2.07%	-2.24%	-2.19%

Net cost to originate (3)	-1.34%	-1.73%	-1.46%	-1.83%

Net profit margin on whole loan sales	0.96%	1.39%	0.75%	1.35%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.41%	0.26%	0.33%	0.26%
Net interest margin components (4)
Warehouse
Interest income	8.10%	7.56%	8.15%	7.50%
Interest expense	-5.63%	-3.98%	-5.40%	-3.81%
Commitment fees expense	-0.19%	-0.30%	-0.20%	-0.38%

Spread	2.28%	3.28%	2.55%	3.31%

Securitizations
Interest income	7.09%	6.87%	7.02%	6.86%
Prepayment penalty income and other	0.79%	0.78%	0.76%	0.74%
Interest expense	-5.11%	-3.65%	-4.92%	-3.53%
Net hedging gains and amortization of bond issue costs	0.41%	0.02%	0.35%	0.11%

Spread	3.18%	4.02%	3.21%	4.18%

Net Interest Margin	3.08%	3.98%	3.19%	4.10%

	At June 30,	At December 31,	At June 30,
(dollars in thousands)	2006	2005	2005
Serviced Portfolio:
Loans held for sale	$1,605,761	$2,276,875	$2,211,246
Loans held for investment	7,847,463	7,339,097	5,963,211
Loans sold servicing retained or securitized/off balance sheet	73,511	90,181	113,460

Total serviced portfolio at period end	$9,526,735	$9,706,153	$8,287,917

Total delinquent at period end (5)	3.76%	2.47%	1.79%
Total number of employees	2,902	2,762	2,503

(1)	Represents borrowers’ credit score at origination obtained from one or more of the three principal credit bureaus. Weighted average FICO scores shown do not include Canada volume.

(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales. See reconciliation table below.

(3)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums paid, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconciliation table below.

(4)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.

(5)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

(6)	Total number of employees includes 65 from the purchase of Aames’ wholesale.division.

	At June 30,	At December 31,	At June 30,
(dollars in thousands)	2006	2005	2005
Balance Sheet Data:
Cash and cash equivalents	$457,462	$90,921	$112,159
Accrued interest receivable	45,990	42,878	36,338
Mortgage loans held for sale, net	1,568,985	2,252,252	2,190,054
Mortgage loans held for investment, net	7,640,643	7,195,872	5,874,220
Derivative assets, including margin account	107,748	89,409	36,750
Other assets	230,250	181,914	98,165

Total Assets	$10,051,078	$9,853,246	$8,347,686

Credit facilities	$1,557,109	$2,805,119	$2,708,663
Securitization bond financing	7,643,466	6,240,820	5,044,210
Other liabilities	88,348	155,973	54,453

Total Liabilities	9,288,923	9,201,912	7,807,326
Minority interest - preferred securities of subsidiary	97,922	97,922	97,922
Total Stockholders’ Equity	664,233	553,412	442,438

Total Liabilities and Stockholders’ Equity	$10,051,078	$9,853,246	$8,347,686

Regulation G Disclosures

Information on the gain on sale components, net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the efficiency of the company’s loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how the gain on sale components, net cost to originate and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Gain on Sale

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Whole loan sales	$3,674,723	$2,831,815	$6,715,256	$4,936,782
Gain on whole loan sales	$72,155	$92,032	$132,051	$154,070
Net gain (Loss) on derivatives	12,317	(998)	16,321	5,763

Net premium received on whole loan sales	84,472	91,034	148,372	159,833
Provision for Reserves (1)	(11,764)	(2,669)	(10,257)	(8,810)
Direct loan origination fees (expenses)	7,965	(3,845)	13,111	(5,127)

Total net gain on sale of loans per Financials	$80,673	$84,520	$151,226	$145,896

As % of whole loan sales (2)
Gain on whole loan sales	1.96%	3.16%	1.97%	3.06%
Net gain on derivatives	0.34%	-0.04%	0.24%	0.12%

Net premium received on whole loan sales	2.30%	3.12%	2.21%	3.18%

(1)	Previously issued amounts have been reclassified to conform to current presentation. Includes LOCOM, Repurchase and Premium Recapture reserves.

(2)	Reflects the cash premium that we receive on our whole loan sales. The percentages are determined by dividing the gain on whole loan sales and net gain (loss) in derivatives, respectively, by whole loan sales

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2006	2005	2006	2005
Total mortgage loan originations	$4,079,195	$4,139,421	$7,666,736	$7,369,294

Total operating expenses	$81,150	$75,117	$159,810	$143,171
Add deferred direct loan origination expenses	14,063	16,536	26,860	29,926
Less servicing and insurance cost (1)	(8,042)	(5,664)	(14,989)	(11,236)

Loan origination expenses	87,171	85,989	171,681	161,861
as % of volume	2.14%	2.08%	2.24%	2.20%
Less deferred net origination points and fees	(32,706)	(14,328)	(59,813)	(26,902)

Net cost to originate	$54,465	$71,661	$111,868	$134,959

as % of volume	1.34%	1.73%	1.46%	1.83%

(1)	Servicing Cost consists of direct expenses and allocated corporate overhead included in operating expenses.

Regulation G Disclosure related to Adjusted Leverage

	At June 30,	At December 30,	At June 30,
(dollars in thousands)	2006	2005	2005
Total Liabilities	$9,288,923	$9,201,912	$7,807,326

Minority interest - preferred securities of subsidiary	$97,922	$97,922	$97,922
Total Stockholders’ Equity	664,233	553,412	442,438

Total Minority Interest and Stockholders’ Equity	$762,155	$651,334	$540,360

Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	12.2	14.1	14.4
Ratio of Total Liabilities divided by Stockholders’ Equity	14.0	16.6	17.6